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                                                                       Exhibit 5

                      Letterhead of Conexant Systems, Inc.
                               4311 Jamboree Road
                          Newport Beach, CA 92660-3095
                                Tel: 949.483.3018
                                Fax: 949.483.6388


August 18, 2000


Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA 92660

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of shares of common stock, par value $1 per share, of the Company (together with the associated Preferred Share Purchase Rights, the "Common Stock") to be issued by the Company in connection with the merger (the "Merger") of H&J Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Sub"), with and into Harris & Jeffries, Inc., a Massachusetts corporation ("H&J"), pursuant to the terms of the Agreement and Plan of Merger dated as of July 19, 2000 (the "Merger Agreement"), by and among the Company, Sub and H&J, I advise as follows:

         I am Senior Vice President, General Counsel and Secretary of the Company. I have reviewed the Restated Certificate of Incorporation and By-Laws
of the Company, each as amended to the date hereof, the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company under the Act with respect to the Common Stock to be issued in the Merger and the corporate proceedings taken by the Company in connection with the authorization of the Common Stock. I have also examined originals, or copies
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Conexant Systems, Inc.                -2-                        August 18, 2000

certified to my satisfaction, of such corporate records of the company, and other instruments, certificates of public officials and representatives of the Company, and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

         On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the upon the effectiveness of the Registration Statement under the Act, the effective time of the Merger and issuance of the Common Stock in accordance with the terms of the Merger Agreement, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

         I express no opinion herein as to any laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

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Conexant Systems, Inc.                -3-                        August 18, 2000

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Proxy Statement - Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Dennis E. O'Reilly
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Dennis E. O'Reilly, Esq.
Senior Vice President,
General Counsel and Secretary